                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3
                                 Amendment No. 2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            MIRACOR DIAGNOSTICS, INC.
                            -------------------------
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

            UTAH                                                 58-1475517
            ----                                                 ----------
(State or Other Jurisdiction of                              (I.R.S. Employer
 Incorporation or Organization)                           Identification Number)

                       9191 Towne Centre Drive, Suite 400
                           San Diego, California 92122
                                 (858) 455-7127
                                 --------------

   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

                                 M. Lee Hulsebus
                       9191 Towne Centre Drive, Suite 400
                           San Diego, California 92122
                                 (858) 455-7127

                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)

        Approximate date of commencement of proposed sale to the public: From time to time as determined by the selling security holders.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

Title of Each                        Proposed Maximum   Proposed Maximum
Class of Securities   Amount to be   Offering Price     Aggregate Offering    Amount of
to be Registered      Registered     Per Unit           Price                 Registration Fee
-----------------     ------------   ----------------   ------------------    -----------------
Upon Conversion
of Warrants to
Common Stock,           2,715,214          $0.55          $1,493,367.70            $175.77
$0.15 par value (1)

Upon Conversion of
Preferred Stock
Common Stock,           3,378,376          $0.37          $1,249,999.12            $147.13
$0.15 par value (2)
                                                                                   -------
Total Registration Fee                                                             $322.90
                                                                                   =======

(1) Issuable upon the exercise of conversion rights for warrants issuable to selling security holders. (2) Issuable upon the exercise of conversion rights for preferred stock of selling security holders.

        THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED     , 2005

                             PRELIMINARY PROSPECTUS

                            MIRACOR DIAGNOSTICS, INC.

                               2,715,214 SHARES OF
                COMMON STOCK ISSUABLE UPON CONVERSION OF WARRANTS

                               3,378,376 SHARES OF
            COMMON STOCK ISSUABLE UPON CONVERSION OF PREFERRED STOCK

The resale of up to 6,093,590 shares of common stock in the over-the-counter market at the prevailing market price or in negotiated transactions issuable upon the exercise of various outstanding warrants and conversion of preferred stock.

We will receive proceeds from the exercise of the warrants. All warrants have an exercise price which range from $.20 to $.55 per share. We will not receive any proceeds from the conversion of the preferred stock.

                                 TRADING SYMBOL

     We currently trade on the NASD Bulletin Board under the symbol "MRDG."

                 THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.
                Please refer to Risk Factors Beginning on Page 6.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE WARRANTS OR PREFERRED STOCK OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


              The Date of this Prospectus is           , 2005.

The following table of contents has been designed to help you find important information contained in this prospectus. We have included subheadings to aid you in searching for particular information you might want to return to. We encourage you to read the entire prospectus.

                                TABLE OF CONTENTS

About this Prospectus.....................................................   5

Summary...................................................................   5

Our Company...............................................................   5

About Shares We are Registering...........................................   6

Key Facts.................................................................   6

Risk Factors..............................................................   6

Where You Can Find More Information.......................................   9

Forward Looking Statements................................................  10

Use of Proceeds...........................................................  10

Price Range of Common Stock...............................................  11

Dividend Policy...........................................................  11

Description of Securities.................................................  11

Selling Security Holders..................................................  13

Plan of Distribution......................................................  17

Legal Matters.............................................................  18

Independent Registered Public Accounting Firm.............................  18

                              ABOUT THIS PROSPECTUS

         This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a continuous offering process. Under this registration process, selling security holders may from time to time sell the securities described in this prospectus in one or more offerings.

         A selling security holder may be required to provide you with a prospectus supplement containing specific information about the selling security holder and the manner in which the securities are being offered. That prospectus supplement may include additional risk factors or other considerations applicable to that offering. A prospectus supplement may also add, update or change information in this prospectus. Any fundamental changes to the information presented herein must be reflected in a post-effective amendment filed to this registration statement. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."


                                     SUMMARY

         THIS PROSPECTUS DESCRIBES THE WARRANTS, PREFERRED STOCK AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE WARRANTS AND PREFERRED STOCK AND THE GENERAL MANNER IN WHICH THE SELLING SECURITY HOLDERS MAY OFFER THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE WARRANTS AND PREFERRED STOCK. WE URGE YOU TO READ THIS SUMMARY TOGETHER WITH THE INFORMATION CONTAINED IN OTHER PARTS OF THIS PROSPECTUS AND THE DOCUMENTS WE INCORPORATE BY REFERENCE BEFORE MAKING A DECISION ABOUT WHETHER TO INVEST IN THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE WARRANTS AND PREFERRED STOCK OF MIRACOR DIAGNOSTICS, INC. AS USED IN THIS PROSPECTUS, UNLESS THE CONTEXT OTHERWISE REQUIRES, "WE," "US," "OUR" OR "MIRACOR" REFERS TO MIRACOR DIAGNOSTICS, INC. AND ITS SUBSIDIARIES.

                                   OUR COMPANY

         Miracor Diagnostics, Inc. was incorporated on February 6, 1980, under the laws of the state of Utah. Since January 1994, we have been a medical based company. We provide medical diagnostic imaging services. We currently own thirteen diagnostic centers in five states.

         Our principal executive office is located at 9191 Towne Centre Drive, Suite 400, San Diego, California 92122. Our telephone number is (858)455-7127. Our website is www.miracor.net, where general information about us is available. We are not incorporating the contents of our website into this prospectus.

         We file annual, quarterly, and special reports, proxy statements, and other information with the Securities Exchange Commission (SEC). Reports, proxy statements and other information filed with the SEC can be inspected and copied at the public reference facilities of the SEC at 450 Fifth Street NW, Washington, DC 20549. Such material may also be accessed electronically by means of the SEC's website at www.sec.gov.

         Our common stock, par value $0.15 per share, is traded over-the-counter on the NASD Bulletin Board under the symbol "MRDG".

                         ABOUT SHARES WE ARE REGISTERING

         We have issued warrants and preferred stock to private investors. The resale of the common stock by these private investors, obtainable on the exercise of the warrants and conversion of preferred stock, is included in this registration.

                                    KEY FACTS

Total common shares outstanding prior to the offering:                16,032,754

Total common shares to be issued upon exercise of all warrants:        2,715,214

Total common shares to be issued upon exercise of all preferred
stock:                                                                 3,378,376

Total shares outstanding after the exercise of all warrants and
preferred stock:                                                      22,126,344

Price per share to the public:                    Market price at time of resale

Total proceeds raised by offering of all of the   A total of $1,034,213 may be
warrants:                                         received from the exercise of
                                                  all warrants.

Dividend policy:                                  No dividends expected on
                                                  common stock.


                                  RISK FACTORS

         In considering whether to purchase the common stock issuable upon conversion of the warrants and preferred stock, we urge you to carefully consider all the information we have included and incorporated by reference in this prospectus any prospectus supplement and post-effective amendment. In particular, we urge you to carefully consider the risk factors described below and other information contained or incorporated by reference in this prospectus. In addition, we urge you to read "forward-looking statements," where we describe Additional uncertainties associated with our business and forward-looking statements in this registration statement.

THE OWNERSHIP AND INVESTMENT IN OUR SECURITIES INVOLVES SUBSTANTIAL RISKS, OUR COMMON SHARES SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THESE RISKS RELATING TO OUR COMPANY.

RISKS RELATING TO OUR BUSINESS

WE HAVE INCURRED SUBSTANTIAL OPERATING LOSSES FOR THE LAST SEVERAL YEARS. AS A RESULT WE HAVE A SUBSTANTIAL ACCUMULATED DEFICIT. IF WE ARE UNABLE TO IMPROVE OUR FINANCIAL PERFORMANCE, WE MAY BE UNABLE TO PAY OUR OBLIGATIONS.

Although we were profitable in the first quarter of 2005, we have incurred net losses of $2.2 million and $1.7 million during the years ended December 31, 2004 and 2003, respectively. At June 30, 2005, we had an accumulated stockholders' deficit of $28.3 million which includes losses from our prior operations and from our first three years of operating in the medical diagnostic imaging business. Our ability to achieve profitability depends upon our ability to successfully market our medical diagnostic imaging business, of which there can be no assurance. While we believe we have taken steps and other actions to solidify our financial condition, we cannot give assurances that we will be able to generate sufficient cash flow from operations to satisfy our debt obligations. If we cannot satisfy our debt obligations, we may no longer be able to continue in business.

BECAUSE OUR INDUSTRY IS CAPITAL INTENSIVE, WITH HIGH FIXED COSTS, A FAILURE TO MEET OUR CAPITAL EXPENDITURE REQUIREMENTS, PARTICULARLY FOR INITIAL START UP AND DEVELOPMENT EXPENSES, BUT ALSO FOR UPGRADES OF EQUIPMENT, COULD ADVERSELY AFFECT OUR BUSINESS.

We operate in a capital intensive, high fixed-cost industry that requires significant amounts of capital to fund operations, particularly the initial start-up and development expenses of new diagnostic imaging centers and the acquisition of additional centers and new diagnostic imaging equipment. We incur capital expenditures to, among other things, upgrade and replace existing equipment for existing facilities and expand within our existing markets and enter new markets. Most of our capital expenditures are 100% financed and therefore we estimate our out-of-pocket capital expenditure requirements over the next twelve months to be less than $200,000. We currently have sufficient assets to adequately meet these expenditures as well as fund our current operations; however, to the extent we are unable to generate sufficient cash from our operations, funds are not available from our lenders or we are unable to structure or obtain financing through operating leases, long-term installment notes or capital leases, we may be unable to meet our capital expenditure requirements. This situation would have an adverse affect on our ability to continue as a business.

OUR ABILITY TO GENERATE SUFFICIENT CASH FROM OUR OPERATIONS TO MAKE PAYMENTS ON OUR DEBT AND OTHER CONTRACTUAL OBLIGATIONS DEPENDS ON OUR FUTURE FINANCIAL PERFORMANCE. THERE ARE MANY FACTORS, MANY OUTSIDE OUR CONTROL, WHICH MAY MEAN THAT WE MAY NOT BE ABLE TO GENERATE SUFFICIENT CASH FLOW TO MEET OUR DEBT SERVICE OBLIGATIONS.

As of December 31, 2004 our total contractual obligations were approximately $16.8 million for notes payable, $2.5 million for capital leases and $3.3 million for operating leases. We currently have sufficient assets to meet these obligations on a monthly basis; however, our ability to generate sufficient cash flow from operations to make payments on our debt and other contractual obligations will depend on our future financial performance.

A range of economic and business (see "RISKS RELATING TO OUR BUSINESS" page 6), competitive (see page 9), regulatory and legislative (see "RISKS RELATING TO GOVERNMENT REGULATION OF OUR BUSINESS" page 12), factors, many of which are outside of our control, will affect our financial performance. A negative affect on our financial performance may create an inability to generate sufficient cash flow to satisfy our debt and other contractual obligations which would adversely impact our business, financial condition and results of operations. This situation would have an adverse affect on our ability to continue as a business.

WE DEPEND UPON REFERRALS FROM PHYSICIANS. OUR ABILITY TO GENERATE REVENUE DEPENDS IN LARGE PART UPON SUCH REFERRALS FROM PHYSICIANS. A SIGNIFICANT REDUCTION IN REFERRALS WOULD HAVE A NEGATIVE IMPOACT ON OUR BUSENESS.

A significant reduction in referrals would have a negative impact on our business. We derive substantially all of our net revenue, directly or indirectly, from fees charged for the diagnostic imaging services performed at our facilities. We depend on referrals of patients from unaffiliated physicians and other third parties who have no contractual obligations to refer patients to us for a substantial portion of the services we perform. If a sufficiently large number of these physicians and other third parties were to discontinue referring patients to us, our scan volume could decrease, which would reduce our net revenue and operating margins. Further, commercial third-party payors have implemented programs that could limit the ability of physicians to refer patients to us. For example, prepaid healthcare plans, such as health maintenance organizations, sometimes contract directly with providers and require their enrollees to obtain these services exclusively from those providers. Some insurance companies and self-insured employers also limit these services to contracted providers. These "closed panel" systems are now common in the managed care environment. Other systems create an economic disincentive for referrals to providers outside the system's designated panel of providers. If we are unable to compete successfully for these managed care contracts, our results and prospects for growth could be adversely affected. This situation would have an adverse affect on our ability to continue as a business.

BECAUSE WE HAVE HIGH FIXED COSTS, LOWER SCAN VOLUMES PER SYSTEM COULD ADVERSELY AFFECT OUR BUSINESS. WITH SUCH HIGH FIXED COSTS, WE MUST HAVE A STRONG REVENUE FLOW TO BE SUCCESSFUL. DECREASED REVENUE COULD NEGATIVELY IMPACT OUR BUSINESS, MAKING US LESS PROFITABLE OR UNPROFITABLE.

The principal components of our expenses, excluding depreciation, consist of compensation paid to technologists, salaries, real estate lease expenses and equipment maintenance costs. Because a majority of these expenses are fixed, a relatively small change in our revenue could have a disproportionate effect on our operating and financial results depending on the source of our revenue. Thus, decreased revenue as a result of lower scan volumes per system could result in lower margins, which would adversely affect our business, making us less profitable or unprofitable.

To be specific, compensation expense for technologists in 2004 was approximately $2,076,000 as compared to $1,929,000 in 2003, representing an increase of $147,000 or 7.6%. We expect this trend to continue as the cost of salaries increases as well as with an increase in volume, but do not expect a material increase overall. Salaries and wages expense aside from compensation expense for technologists in 2004 was approximately $3,256,000 as compared to approximately $3,040,000 for 2003, an increase of $216,000 or 7.1%. We expect this trend to continue with the rising cost of salaries and slightly with an increase in volume, but do not expect a material change. Real estate lease expense was approximately $1,333,000 in 2004 as compared to $1,233,000 in 2003, an increase of $100,000 or 8.1%. We expect this trend to continue but do not expect a material increase and expect no increase with an increase in volume. Equipment maintenance expense in 2004 was approximately $1,281,000 as compared to $1,235,000 in 2003, an increase of $46,000 or 3.7%. As our equipment ages, we expect the cost of maintenance to increase further but not to a material amount.

A PRIME OBJECTIVE OF HEALTH MAINTENANCE AND PREFERRED PROVIDER ORGANIZATIONS IS TO CONTROL THE COST OF HEALTHCARE SERVICES. SUCH CONTRACTING CAN BE COMPETITIVE. PRESSURE TO CONTROL HEALTHCARE COSTS COULD HAVE A NEGATIVE IMPACT ON OUR RESULTS.

One of the principal objectives of health maintenance organizations and preferred provider organizations is to control the cost of healthcare services. Managed care contracting has become very competitive, and reimbursement schedules are at or below Medicare reimbursement levels. The development and expansion of health maintenance organizations, preferred provider organizations and other managed care organizations within the geographic areas covered by our networks could have a negative impact on the utilization and pricing of our services, because these organizations will exert greater control over patients' access to diagnostic imaging services, the selections of the provider of such services and reimbursement rates for those services.

WE HAVE AN ONGOING REQUIREMENT FOR CAPITAL BECAUSE WE MUST CONTINUALLY PURCHASE NEW EQUIPMENT TO UPGRADE AND REPLACE OUR EXISTING EQUIPMENT. AS A RESULT, WE EXPECT TO NEED ADDITIONAL CAPITAL TO OPERATE AND EXPAND OUR OPERATIONS

We utilize capital to purchase new diagnostic imaging equipment, to upgrade and replace existing equipment, to expand within existing markets and to enter new markets. Our capital sources have consisted primarily of borrowings under our credit facility, borrowings under secured leases, and issuance of common stock. The borrowing capacity under our credit facility at June 30, 2005 was $2,672,740. Our ability to accomplish our goals and to execute our business strategy depends on our continued ability to access capital on appropriate terms. Our growth could be limited and our existing operations impaired unless we are able to obtain additional capital through subsequent debt or equity financings. Over the next 12 months, we anticipate purchasing one to two MRI systems with a total cost of $1 million to $3 million. Although we currently do not have the resources, these purchases would be funded through vendor financing as in the past. There can be no assurance that borrowing capacity under our credit facility will be available to us when needed or that we will be able to obtain additional financing or that, if available, such financing will be on terms acceptable to us. As a result, there can be no assurance that we will be able to implement our business strategy successfully.

WE HAVE HISTORICALLY RELIED ON ACQUISITIONS AS A METHOD TO EXPAND OUR BUSINESS. IF WE DO NOT SUCCESSFULLY INTEGRATE ACQUISITIONS, WE MAY NOT BE ABLE TO ACHIEVE THE EXPECTED BENEFITS FROM FUTURE ACQUISITIONS WHICH WOULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS.

We have historically relied on acquisitions as a method of expanding our business. We have not presently identified any potential future acquisition candidates and may not successfully locate what we consider to be suitable acquisition candidates. However, we will consider future acquisitions as opportunities arise. If we do not successfully integrate acquisitions we plan to continue with our current operations but may not realize anticipated operating advantages and cost savings. The integration of companies that have previously operated separately involves a number of risks, including:

         o demands on management related to the increase in our size after an acquisition;
         o the diversion of our management's attention from the management of daily operations to the integration of operations;
         o        difficulties in the assimilation and retention of employees;
         o        potential adverse effects on operating results; and
         o        challenges in retaining clients.

We may not be able to maintain the levels of operating efficiency acquired companies will have achieved or might achieve separately. Successful integration of each of their operations will depend upon our ability to manage those operations and to eliminate redundant and excess costs. Because of difficulties in combining operations, we may not be able to achieve the cost savings and other size related benefits that we hoped to achieve after these acquisitions which would harm our financial condition and operating results.

WE DEPEND UPON OUR MANAGEMENT TEAM TO A SUBSTANTIAL EXTENT. LOSS OF KEY EXECUTIVES AND FAILURE TO ATTRACT QUALIFIED MANAGERS, TECHNOLOGISTS AND MARKETING PERSONS COULD LIMIT OUR GROWTH AND NEGATIVELY IMPACT OUR OPERATIONS.

We depend upon our management team to a substantial extent. As we grow, we will increasingly require field managers and sales persons with experience in our industry and skilled technologists to operate our diagnostic equipment. It is impossible to predict the availability of qualified field managers, sales persons and technologists or the compensation levels that will be required to hire them. In particular, there is a very high demand for qualified technologists who are necessary to operate our systems. We may not be able to hire and retain a sufficient number of technologists, and we may be required to pay bonuses and higher salaries to our technologists, which would increase our expenses. The loss of the services of any member of our senior management or our inability to hire qualified field managers, sales persons and skilled technologists at economically reasonable compensation levels could adversely affect our ability to operate and grow our business.

THE MARKET FOR DIAGNOSTIC IMAGING SERVICES IS COMPETITIVE. WE COMPETE PRINCIPALLY ON THE BASIS OF OUR REPUTATION FOR PROVIDING OUR CONVENIENTYLY LOCATED CENTERES AND COST-EFFECTIVE, HIGH-QUALITY DIAGNOSTIC IMAGING SERVICES. WE MAY EXPERIENCE COMPETITION FROM OTHER DIAGNOSTIC IMAGING COMPANIES. THIS COMPETITION COULD ADVERSELY AFFECT OUR REVENUE AND OUR BUSINESS.

The market for diagnostic imaging services is competitive. We compete principally on the basis of our reputation for providing our conveniently located centers and our cost-effective, high-quality diagnostic imaging services. We compete locally with groups of radiologists and some non-radiologist physician practices, established hospitals, clinics and certain other independent organizations that own and operate imaging equipment. Our major national competitors include Radiologix, Inc., Alliance Imaging, Inc., Healthsouth Corporation and Insight Health Services. Some competitors are better established and have substantially greater financial, marketing and other resources than us. Further, most of our competitors have been in existence for a substantially longer period of time and may be better established in those markets where we intend to sell our services. As a result of our relative lack of financial, marketing and other resources, there can be no assurance that we will be able to market our MRI services successfully, or compete in the diagnostic imaging industry.

WE DERIVE MOST OF OUR REVENUES FROM DIRECT BILLINGS TO PATIENTS AND THIRD PARTY PAYORS. CHANGES IN THE RATES OR METHODS OF THIRD-PARTY REIMBURSEMENTS FOR DIAGNOSTIC IMAGING SERVICES COULD RESULT IN REDUCED DEMAND FOR OUR SERVICES WHICH WOULD RESULT IN A DECLINE IN OUR REVENUES AND HARM TO OUR FINANCIAL POSITION.

We derive most of our revenues from direct billings to patients and third-party payors such as Medicare or private health insurance companies. Any changes in the rates or methods of reimbursement for the services we provide could have a significant negative impact our net revenues. In the past, initiatives have been proposed which, if implemented, would have had the effect of substantially decreasing reimbursement rates for diagnostic imaging services. Similar initiatives enacted in the future may have an adverse impact on our financial condition and our operations. Any change in the rates of or conditions for reimbursement could substantially reduce the number of procedures for which we can obtain reimbursement or the amounts reimbursed to us or our clients for services provided by us. For example, recent legislative changes in California's workers compensation rules will have a negative impact on reimbursement rates for diagnostic imaging services, although because we derive only a small portion of our net revenue from California's workers compensation, we do not expect this particular legislation to have a significant impact on us.

WE MUST USE CURRENT TECHNOLOGY TO BE COMPETITIVE. TECHNOLOGICAL CHANGE IN OUR INDUSTRY COULD REDUCE THE DEMAND FOR OUR SERVICES AND REQUIRE US TO INCUR SIGNIFICANT COSTS TO UPGRADE OUR EQUIPMENT.

We must use current technology to be competitive. The development of new technologies or refinements of existing modalities may require us to upgrade and enhance our existing equipment before we may otherwise intend. Many companies currently manufacture diagnostic imaging equipment. Competition among manufacturers for a greater share of the diagnostic imaging equipment market may result in technological advances in the speed and imaging capacity of new equipment. This may accelerate the obsolescence of our equipment, and we may not have the financial ability to acquire the new or improved equipment. In that event, we may be unable to deliver our services in the efficient and effective manner which payors, physicians and patients expect and thus our revenue could substantially decrease.

IT IS DIFFICULT TO ESTIMATE OUR UNCOLLECTIBLE ACCOUNTS RECEIVABLE AND CONTRACTUAL ALLOWANCES FOR BILLED CHARGES, WHICH MAY IMPACT OUR EARNINGS.

Due to the complex nature of billing for healthcare services, it is difficult for us to estimate our uncollectible accounts receivable and our contractual allowances for billed charges. If we have to significantly revise our estimates and our existing reserves are not adequate, this may impact our earnings. However, write-offs are accounted for when determining the level of allowance for doubtful accounts resulting in minor revisions of allowance for doubtful accounts on a continual and consistent basis; therefore, we have not historically incurred any significant write-offs causing a revision of estimates, but cannot guarantee that we may not do so in the future. Our accounts receivable and related allowance for doubtful accounts at June 30, 2005 are $14,397,847 and $8,129,413 respectively.

OUR RECORDED GOODWILL AMOUNTS MAY BE IMPAIRED UNDER NEW ACCOUNTING STANDARDS.

At June 30, 2005, we had approximately $7.8 million recorded as goodwill. On an annual basis, we assess our recorded goodwill amounts for impairment by applying a fair-value-based test. If our goodwill is impaired, we are required to record a non-cash charge by writing down all or a portion of our recorded goodwill amounts. Such a write down could have a material impact on our results of operations in 2005 or future periods. To the extent we sell or close diagnostic imaging centers in the future, we may write-down all or a portion of our goodwill amounts.

We took this action in connection with our decision to dispose of net assets of certain centers in Jacksonville and Orange Park, Florida. We disposed of these facilities as a result of continuing operating losses. We assigned an impairment charge which amounted to $994,445 primarily related to previously recorded goodwill associated with the Florida centers but including a small impairment of $6,795 related to the closure of our Newport Beach center.

TIMELY, EFFECTIVE SERVICE IS ESSENTIAL TO MAINTAINING OUR REPUTATION AND HIGH UTILIZATION RATES ON OUR IMAGING SYSTEMS. WE MAY BE UNABLE TO EFFECTIVELY MAINTAIN OUR IMAGING SYSTEMS OR GENERATE REVENUE WHEN OUR SYSTEMS ARE NOT WORKING.

Timely, effective service is essential to maintaining our reputation and high utilization rates on our imaging systems. Repairs to one of our systems can take up to two weeks and result in a loss of revenue. Our warranties and maintenance contracts do not fully compensate us for loss of revenue when our systems are not working. The principal components of our operating costs include depreciation, payroll, annual system maintenance costs and insurance. Because the majority of these expenses are fixed, a reduction in the number of scans performed due to out-of-service equipment will result in lower revenues and margins. Repairs of our equipment are performed for us by the equipment manufacturers. These manufacturers may not be able to perform repairs or supply needed parts in a timely manner. Thus, if we experience greater than anticipated system malfunctions or if we are unable to promptly obtain the service necessary to keep our systems functioning effectively, our revenues could decline and our ability to provide services would be harmed.

WE MAY BE SUBJECT TO PROFESSIONAL LIABILITY RISKS WHICH COULD BE COSTLY AND NEGATIVELY IMPACT OUR BUSINESS AND FINANCIAL RESULTS.

We may be subject to professional liability claims. Although there currently are no known hazards associated with MRI or our other scanning technologies when used properly, hazards may be discovered in the future. Furthermore, there is a risk of harm to a patient during an MRI if the patient has certain types of metal implants or cardiac pacemakers within his or her body. Patients are carefully screened to safeguard against this risk, but screening may nevertheless fail to identify the hazard. To protect against possible professional liability, we maintain professional liability insurance. However, if we are unable to maintain insurance in the future at an acceptable cost or at all or if our insurance does not fully cover us, and a successful claim was made against us, we could be exposed. Any claim made against us not fully covered by insurance could be costly to defend against, result in a substantial damage award against us and divert the attention of our management from our operations, which could have an adverse effect on our financial performance.

OUR STOCK IS VOLATILE, HAS A LIMITED PUBLIC MARKET, AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE YOUR PURCHASE PRICE.

We have a limited public market for our common stock. In addition, the stock market has, from time to time, experienced extreme price and volume fluctuations that have particularly affected the market prices of companies in the healthcare service industries and that have often been unrelated to the operating performance of the affected companies. Announcements of changes in reimbursement policies of third-party payors, legislative or regulatory developments, economic news and other external factors, including geopolitical developments, may have a significant impact on the market price of healthcare stocks. Although our common stock trades on the NASD Bulletin Board, an active trading market for our shares may never be sustained. From June 30, 2004 to June 30, 2005, the purchase prices of our stock has ranged from $0.24 to $0.60. Your purchase price may vary from the market price of our common stock after your purchase. If you purchase shares of common stock, you may not be able to resell those shares at or above your purchase price. The market price of our common stock may fluctuate significantly in response to numerous factors, some of which are beyond our control, including the following:

         -        factors affecting national security markets;
         -        actual or anticipated fluctuations in our operating results;
         - changes in financial estimates by securities analysts or our failure to perform in line with such estimates;
         - changes in market valuations of other similar companies, particularly those that sell products and services such as ours;
         -        a change in interest rates;
         - announcements by us or our competitors of significant technical innovations, acquisitions, strategic partnerships, joint ventures or capital commitments;
         - introduction of technologies or product enhancements that reduce the need for our products or services; and
         -        departures of key personnel.

BUYING A LOW-PRICED PENNY STOCK SUCH AS OURS IS RISKY AND SPECULATIVE.

Our shares are defined as a penny stock under the Securities and Exchange Act of 1934, and rules of the Commission. The Exchange Act and such penny stock rules generally impose additional sales practice and disclosure requirements on broker-dealers who sell our securities to persons other than certain accredited investors who are, generally, institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 jointly with spouse, or in transactions not recommended by the broker-dealer. For transactions covered by the penny stock rules, a broker-dealer must make a suitability determination for each purchaser and receive the purchaser's written agreement prior to the sale. In addition, the broker-dealer must make certain mandated disclosures in penny stock transactions, including the actual sale or purchase price and actual bid and offer quotations, the compensation to be received by the broker-dealer and certain associated persons, and deliver certain disclosures required by the Commission. Consequently, the penny stock rules may affect the ability of broker-dealers to make a market in or trade our common stock and may also affect your ability to sell any of our shares you may own in the public markets.

THE OVER-THE-COUNTER MARKET FOR STOCK SUCH AS OURS HAS HAD EXTREME PRICE, SPREAD AND VOLUME FLUCTUATIONS.

The securities of companies such as ours have historically experienced extreme price, spread and volume fluctuations during certain periods. These broad market fluctuations and other factors, such as new product developments and trends in the our industry and in the investment markets generally, as well as economic conditions and quarterly variations in our operational results, may have a negative effect on the market price of our common stock.

WE HAVE PROVISIONS IN OUR CORPORATE ORGANIZATIONAL DOCUMENTS WHICH COULD DISCOURAGE ACQUISITION PROPOSALS AND MAKE DIFFICULT A CHANGE OF CONTROL.

Our Articles of Incorporation and By-Laws contain provisions that may make the acquisition of control of Miracor by means of tender offer, over-the-counter market purchases, a proxy fight or otherwise, more difficult. Consequently, the price that investors might be willing to pay in the future for shares of our common stock is limited. These provisions include the inability to remove directors except for cause and our ability to issue, without further stockholder approval, shares of preferred stock with rights and privileges senior to the common stock. This could prevent security holders from realizing a premium on their securities.

We also have a staggered board of directors, which is a further impediment to a change in control. In addition, we have also entered into employment agreements with our executive officers, which contain provisions that require us to pay certain amounts to the executives upon their termination following a change of control. These agreements may delay or prevent a change in control of Miracor. Some or all of these conditions could be revised if the company pursues a friendly transaction.

WE HAVE A NUMBER OF RESTRICTED SHARES ELIGIBLE FOR FUTURE SALE

At June 30, 2005, there were 2,953,185 shares of common stock that were issued and outstanding that are "restricted securities" as that term is defined by Rule 144 of the Securities Act, all of which are currently eligible for resale in compliance with Rule 144 of the Securities Act. Of these shares, 35% are owned by our current officers and directors.

Rule 144 provides that, in general, a person holding restricted securities for a minimum period of one (1) year may, every three (3) months thereafter, sell in brokerage transactions an amount of shares which does not exceed the greater of one percent (1%) of Miracor's then outstanding common stock or the average weekly trading volume of the common stock during the four (4) calendar weeks immediately prior to such sale. Rule 144 also permits, under certain circumstances; the sale of shares without any quantity limitations by a person who is not an affiliate of Miracor's and was not an affiliate at any time during the ninety (90) day period immediately prior to such sale, and who has satisfied a two (2) year holding period. Sales of Miracor's common stock by shareholders under Rule 144 may have a depressive effect on the market price of our common stock.

In raising new financing, we may need to issue common stock at a discount to the current market price and we may need to issue warrants to complete such a transaction.

RISKS RELATING TO GOVERNMENT REGULATION OF OUR BUSINESS

STATE AND FEDERAL ANTI-KICKBACK AND ANTI-SELF-REFERRAL LAWS MAY ADVERSELY AFFECT OUR INCOME.

The federal Physician Self-Referral or "Stark" law prohibits a physician from referring Medicare patients for certain "designated health services" to an entity with which the physician (or an immediate family member of the physician) has a financial relationship unless an exception applies. In addition, the receiving entity is prohibited from billing for services provided pursuant to the prohibited referral.

Designated health services under Stark include radiology services (MRI, CT, x-ray, ultrasound and others), radiation therapy, inpatient and outpatient hospital services and several other services. A violation of the Stark Law does not require a showing of intent. If a physician has a financial relationship with an entity that does not qualify for any exceptions, the referral of Medicare patients to that entity for designated health services is prohibited and, if the entity bills for such services, the Stark sanctions apply.

Sanctions for violating Stark include denial of payment, mandatory refunds, civil money penalties and/or exclusion from the Medicare program. In addition, some courts have allowed federal False Claims Act lawsuits premised on Stark Law violations.

The federal Stark Law prohibition is expansive, and its statutory language and implementing regulations are ambiguous. Consequently, the statute has been difficult to interpret. In 1995, the Centers for Medicare and Medicaid Services, CMS, published final regulations interpreting the Stark prohibition as applied to clinical laboratory services. In 1998, CMS released proposed regulations interpreting Stark as applied to all designated health services. In 2001, CMS published Phase I of the final Stark regulations which went into effect in January 2002. On March 26, 2004, CMS published Phase II of the final Stark regulations which became effective in July 2004. Phase II included some additional regulatory exceptions and definitions providing more flexibility in some areas and more specificity in other, but did not extend designated health services to PET or nuclear medicine.

With each set of regulations, CMS' interpretation of the statue has evolved. This has resulted in considerable confusion concerning the scope of the referral prohibition and the requirements of the various exceptions. It is noteworthy, however, that CMS has taken the position that the Stark Law is self-effectuating and does not require implementing regulations. Thus, the government believes that physicians and others must comply with the Stark Law prohibitions regardless of the state of the regulatory guidance.

The Stark Law does not directly prohibit referral of Medicaid patients, but rather denies federal financial participations to state Medicaid programs for services provided pursuant to a tainted referral. Thus, Medicaid referrals are subject to whatever sanctions the relevant state has adopted. Several states in which we operate have enacted or are considering legislations that prohibits "self-referral" arrangements or requires physicians or other healthcare providers to disclose to patients any financial interest they have in a healthcare provider to whom they refer patients. Possible sanctions for violating these state statutes include loss of licensure, civil fines and criminal penalties. The laws vary from state to state and seldom have been interpreted by the courts or regulatory agencies. Nonetheless, strict enforcement of these requirements is likely.

We believe our operations materially comply with the federal and state physician self-referral laws. However, given the ambiguity of these statutes, the uncertainty of the regulations and the lack of judicial guidance on many key issues, we can give no assurance that the Stark Law or other physician self-referral regulations will not be interpreted in a manner that could adversely affect our business, financial condition and results of operations.

ENFORCEMENT OF FEDERAL AND STATE PRIVACY AND ASSOCIATED LAWS MAY ADVERSELY AFFECT OUR INCOME.

How providers and their business associates use and disclose certain healthcare information has come under increasing public sensitivity and scrutiny. Additional risks for healthcare providers and their business associates are posed by the new HIPAA federal standards, which set forth guidelines concerning how individually-identifiable health information may be used and disclosed. Historically, state law has governed confidentiality issues. But as a result of the enactment of HIPAA, some states are considering revisions to their existing laws and regulations. These changes may or may not be consistent with the federal HIPAA provisions. As a provider of healthcare services, we must conform to all applicable laws, both federal and state. We believe that our operations are compliant with these legal standards. Nevertheless, these laws and regulations are new and few have been interpreted by government regulators or courts. Consequently, our interpretations and activities may be challenged. If a challenge to our activities is successful, it could have an adverse effect on our operations.

FEDERAL FALSE CLAIMS ACT VIOLATIONS COULD AFFECT OUR PARTICIPATION IN GOVERNMENT PROGRAMS.

The Federal False Claims Act provides, in part, that the federal government may bring a lawsuit against any person whom it believes has knowingly presented, or caused to be presented, a false or fraudulent request for payment from the federal government, or who has made a false statement or used a false record to get a claim approved. The Federal False Claims Act further provides that a lawsuit thereunder may be initiated in the name of the United States by an individual who is an original source of the allegations. The government has taken the position that claims presented in violation of the federal anti-kickback law or Stark Law may be considered a violation of the Federal False Claims Act. Penalties include fines ranging from $5,500 to 11,000 for each false claim, plus three times the amount of damages that the federal government sustained because of the act of that person. We believe that we are in compliance with the rules and regulations that apply to the Federal False Claims Act. However, we could be found to have violated certain rules and regulations resulting in sanctions under the Federal False Claims Act. If we are found in violation, any sanctions imposed could result in fines and penalties and restrictions on and exclusions from participation in federal and state healthcare programs that are integral to our business.

OUR AGREEMENTS WITH THE CONTRACTED RADIOLOGY PRACTICES MUST BE STRUCTURED TO AVOID THE CORPORATE PRACTICE OF MEDICINE AND FEE-SPLITTING.

The laws of many states prohibit us from exercising control over the medical judgments or decisions of physicians and from engaging in certain financial arrangements, such as splitting professional fees with physicians. These laws and their interpretations vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. We structure our relationships with the radiology practices, including the purchase of diagnostic imaging centers, in a manner that we believe keeps us from engaging in the practice of medicine or exercising control over the medical judgments or decisions of the radiology practices or their physicians or violating the prohibitions against fee-splitting. State regulatory authorities or other parties may assert that we are engaged in the corporate practice of medicine or that the payment of service fees to us by the radiology practices constitutes fee-splitting. If such a claim were successfully asserted, we could be subject to civil and criminal penalties and could be required to restructure or terminate the applicable contractual arrangements. This result, or our inability to successfully restructure our relationships to comply with these statutes, could jeopardize our business strategy.

LICENSING AND CERTIFICATION LAWS MAY LIMIT OUR ABILITY TO EXPAND.

Ownership, construction, operation, expansion and acquisition of diagnostic imaging centers are subject to various federal and state laws, regulations and approvals concerning licensing of centers, personnel, certificates of need and other required certificates for certain types of healthcare centers and major medical equipment. The laws of some of the states in which we operate limit our ability to acquire new diagnostic imaging equipment or expand or replace our existing equipment at diagnostic imaging centers in those states. In addition, freestanding diagnostic imaging centers that provide services that are not performed as part of a physician office must meet Medicare requirements to be certified as an independent diagnostic testing facility to bill the Medicare and Medicaid programs. We may not be able to receive the required regulatory approvals for any future acquisitions, expansions or replacements, and the failure to obtain these approvals could limit the market for our services.

THE REGULATORY FRAMEWORK IS UNCERTAIN AND EVOLVING.

Healthcare laws and regulations may change significantly in the future. We continuously monitor these developments and modify our operations from time to time as the regulatory environment changes. We cannot assure you, however, that we will be able to adapt our operations to address new regulations or that new regulations will not adversely affect our business. In addition, although we believe that we are operating in compliance with applicable federal and state laws, neither our current or our anticipated business has been the subject of judicial or regulatory interpretation. We cannot assure you that a review of our business by courts or regulatory authorities will not result in a determination that could adversely affect our operations or that the healthcare regulatory environment will not change in a way that restricts our operations.

Certain states have enacted statutes or adopted regulations affecting risk assumption in the healthcare industry, including statutes and regulations that subject any physician or physician network engaged in risk-based managed care contracting to applicable insurance laws and regulations. These laws and regulations may require physicians and physician networks to meet minimum capital requirements and other safety and soundness requirements. Implementing additional regulations or compliance requirements could result in substantial costs to us and limits our ability to enter into capitated or other risk sharing managed care arrangements.

WE COULD BE HARMED IF WE ARE UNABLE TO TIMELY CONTINUE TO COMPLY WITH HIPAA STANDARD TRANSACTION AND CODE SET REQUIREMENTS.

The administrative provisions of HIPAA direct the federal government to adopt national electronic standards for automated transfer of certain healthcare data between healthcare payors, plans and providers. HIPAA is designed to enable the entire healthcare industry to communicate electronic data using a single set of standards, thus eliminating all nonstandard formats currently in use. Our diagnostic imaging centers are "covered entities" under HIPAA, and as such, had to comply with the HIPAA electronic data interchange mandates by the October 16, 2003 deadline. We are able to produce compliant transactions and we continue to test to ensure that there are no unexpected claims or payment delays. We continue to believe there may be some cash flow disruption once CMS and other payor contingency plans for noncompliant transactions are no longer in effect. A failure in our continued ability to comply with HIPAA Standards or the discontinuance of CMS or payor contingency plans could cause us to experience a delay in its claims processing by its payors or lead to a large number of rejected or denied claims. Either of these results may slow our cash collections and increase our accounts receivable days sales outstanding.

WE COULD BE HARMED IF WE EXPERIENCE DELAYED PAYMENTS FROM THIRD-PARTY PAYORS AFTER THE HIPAA EDI REQUIREMENTS DEADLINE. In September 2003, CMS announced that it would implement a contingency plan to accept noncompliant electronic transactions after the October 16, 2003 compliance deadline to ensure processing of claims from providers who could not meet the deadline and otherwise would have had their Medicare claims rejected. CMS will regularly reassess provider readiness and determine how long the contingency plan will be in effect. We may experience a delay in its claims processing by its payors or lead to a large number of rejected or denied claims. Either of these results may slow our cash collections and increase our accounts receivable days sales outstanding.

If our cash reserves or credit lines prove to be insufficient for our cash flow needs, our business and operations could be adversely affected. This, in turn, may limit our access to capital for growth.

                       WHERE YOU CAN FIND MORE INFORMATION

         This prospectus constitutes a part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act. This prospectus does not contain all the information set forth in the registration statement. You should refer to the registration statement and its related exhibits and schedules for further information about our company and the shares offered in this prospectus. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of that document filed as an exhibit to the registration statement or otherwise filed with the SEC, and each such statement is qualified by this reference. The registration statement and its exhibits and schedules are on file at the offices of the SEC and may be inspected without charge.

         We file annual, quarterly, and special reports, proxy statements and other information with the Securities and Exchange Commission. You can read and copy any materials we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov.

         We are incorporating by reference in this prospectus information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC automatically will update and supersede this information. We incorporate by reference the documents listed below:

         - our annual report on Form 10-KSB for the year ended December 31, 2004 filed March 31, 2004;
         - our quarterly report on Form 10-QSB for the quarter ended March 31, 2005 filed May 16, 2005 and;
         - our quarterly report on Form 10-QSB for the quarter ended June 30, 2005 filed August 13, 2005.

         You may request a copy of these filings, which we will provide to you at no cost, by writing or telephoning us at the following address and telephone number:

                            Miracor Diagnostics, Inc.
                       9191 Towne Centre Drive, Suite 400
                           San Diego, California 92122
                                 (858) 455-7127

                          Attention: Investor Relations

         All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act (excluding any information in those documents that are deemed by the rules of the SEC to be furnished but not filed) after the date of this filing and before the termination of this offering shall be deemed to be incorporated in this prospectus and to be a part hereof from the date of the filing of such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         Please read this prospectus carefully. It describes our company, finances and products. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an Investment decision.

         You should rely only on the information contained in or incorporated by reference in this prospectus, a prospectus supplement or a post-effective amendment to this registration statement. We have not authorized any person to give any information or to make any representations not contained or incorporated by reference in this prospectus. This prospectus is neither an offer to sell nor a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. You should not assume the information in this prospectus, any accompanying prospectus supplement, any post-effective amendment to this registration statement, or in any document incorporated by reference in this prospectus is accurate as of any date other than the date on the front of the documents.

                           FORWARD-LOOKING STATEMENTS

This registration statement and the documents incorporated herein by reference contain forward-looking statements that have been made pursuant to the provisions of Section 27A of the Securities Act of 1933, as amended, and Seciton 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on current expectations, estimates, and projections about Miracor Diagnostics' industry, management beliefs, and certain assumptions made by Miracor Diagnostics' management. Words such as "anticipates," expects," "intends," "plans," "believes," "seeks," "estimates," variations of such words, and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any such forward-looking statements. Unless required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. However, readers should carefully review the risk factors set forth in this registration statement and in other reports and documents that we file from time to time with the Securities and Exchange Commission, particularly the Annual Reports on Form 10-KSB and the Quarterly Reports on Form 10-QSB and any Current Reports on Form 8-K. All references to "us", "we", "Miracor", or "the Company" refer to Miracor Diagnostics, Inc., its predecessors and its subsidiaries.

                                 USE OF PROCEEDS

We may receive up to $1,034,213 from the exercise of warrants. We will use any and all amounts received from the exercise of warrants toward repayment of our outstanding debt to unrelated parties, after deducting the costs of this registration statement, which we expect to be approximately $15,000.

                           PRICE RANGE OF COMMON STOCK

We currently trade on the NASD Bulletin Board under the symbol "MRDG." The following table sets forth the high and low closing bid prices of our common stock for the periods indicated.

                                 Bid Price
                                              High                Low
                                             ------------------------------
         2003
         ----
         First Quarter                        $ 0.34             $ 0.23
         Second Quarter                       $ 0.30             $ 0.16
         Third Quarter                        $ 0.31             $ 0.21
         Fourth Quarter                       $ 0.49             $ 0.24

         2004
         ----
         First Quarter                        $ 0.70             $ 0.32
         Second Quarter                       $ 0.64             $ 0.31
         Third Quarter                        $ 0.60             $ 0.31
         Fourth Quarter                       $ 0.51             $ 0.30

         2005
         ----
         First Quarter                        $ 0.50             $ 0.26
         Second Quarter                       $ 0.44             $ 0.24

On June 30, 2005, the closing bid price of our common stock on the NASD Bulletin Board was $0.39 per share.

                                 DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock and do not expect to pay cash dividends in the foreseeable future. We anticipate that all cash flow generated from operations in the foreseeable future will be retained and used to develop or expand our business, pay debt service and reduce outstanding indebtedness. Any future payment of cash dividends will depend upon our results of operations, financial condition, cash requirements and other factors deemed relevant by our board of directors.

                            DESCRIPTION OF SECURITIES

GENERAL

Our authorized capital stock consists of 100,000,000 authorized shares of Common Stock, par value $.15 per share, 16,567,802 shares of which were outstanding as of June 30, 2005; and 10,000,000 authorized shares of Preferred Stock par value $.01 per share, of which 3,378,376 shares of 3% Series A Convertible Preferred Stock were outstanding as of June 30, 2005.

COMMON STOCK

Each share of Common Stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at a meeting of the shareholders, including the election of directors. The holders of Common Stock (i) have equal, ratable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors; (ii) are entitled to share ratably in all of our assets available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of our affairs; (iii) do not have preemptive or redemption provisions applicable thereto; and (iv) are entitled to one noncumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders.

All shares of Common Stock issued and outstanding and those offered hereby, when issued, will be fully paid and nonassessable, with no personal liability attaching to the ownership thereof.

On June 30, 2005, we had approximately 1,248 holders on record of common stock.

PREFERRED STOCK- 3% SERIES A CONVERTIBLE PREFERRED STOCK

As of June 30, 2005, we have a total of 3,378,376 shares of 3% Series A Convertible Preferred Stock. This Preferred Stock is convertible on a one-for-one basis into common stock, at $0.37 per share subject to certain limitations and registrations. In addition to the preferred shares, 1,013,525 warrants were issued and are exercisable at $0.55 per share for a period of five years from the date of issuance. The 3% Series A Convertible Preferred Stock has preferences in the payment of dividends and upon liquidation as well as voting and anti-dilution rights. There is no guaranteed dividend but the dividends are cumulative. The 3% Series A Convertible Preferred Stock has equal voting rights with the common stock, receives payments upon liquidation of the Company prior to the other equity holders, and cannot have their pro rate percentage ownership diluted by the issuance of additional common shares. The 3% Series A Convertible Preferred Stock was offered by means of a private placement under exemptions pursuant to the Securities Act of 1933, as amended. In addition, 337,837 warrants exercisable at $0.37 and 101,352 warrants exercisable at $0.55 per share for a period of five years from the date of issuance were issued as finder fees in connection with this transaction.

OTHER PREFERRED STOCK

As of the date hereof, there are no other shares of preferred stock issued and outstanding. Our Articles of Incorporation authorizes the issuance of "blank check" preferred stock in one or more classes or series with such designations, rights, preferences and restrictions as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors may, without prior shareholder approval, issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the relative voting power or other rights of the holders of the Preferred Stock or the Common Stock. Preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in our control. Although we have no present intention of issuing any shares of preferred stock, there can be no assurance that it will not do so in the future. If we issue preferred stock, such issuance may have a dilutive effect upon the common shareholders, and the purchasers of the securities offered hereby.

WARRANTS

We have 1,262,500 warrants which have been issued to various persons and entities over a period of several years, exercisable at amounts ranging from $0.20 to $0.26, which are subject to registration rights. The five year exercise periods commenced between 2000 and 2003 and at the date of grant had a weighted average fair market value that approximated $0.24. All warrants are exercisable for equal amounts of common stock.

In connection with our issuance of 3,378,376 shares of 3% Series A Convertible Preferred Stock, we issued 1,013,525 warrants, which are exercisable at $0.55 per share for a period of five years from the date of issuance. In addition, 337,837 warrants exercisable at $0.37 and 101,352 warrants exercisable at $0.55 per share for a period of five years from the date of issuance were issued as finder fees in connection with this transaction.

In 2000, we entered into and subsequently terminated an investment agreement with Swartz Private Equity LLC ("Swartz"). The investment agreement entitled us, at our option, to issue and sell our common stock for up to an aggregate of $15 million from time-to-time during a three-year period through April 2003. The registration statement went effective on July 12, 2000. During 2000 pursuant to this agreement, we sold 202,430 shares of common stock and issued 779,024 warrants to purchase shares of our common stock at exercise prices ranging from $0.10 to $0.28 with exercise periods of five years from date of grant. This equity financing agreement did not provide the necessary resources to pursue our acquisition strategy. As a result, we terminated the agreement effective October 16, 2000. In November 2003, 511,194 of the warrants were exercised into 327,497 shares of common stock with exercise prices ranging from $0.10 to $0.17 with the difference of 183,697 warrants terminated pursuant to a cashless exercise provision. In January 2005, 136,341 of the warrants were exercised using a cashless exercise provision resulting in the issuance of 91,890 shares of common stock with exercise prices ranging from $0.11 to $0.16. There are currently a total of 131,489 warrants outstanding. We have no further obligations with regard to Swartz, including the obligation to register these warrants.

TRANSFER AGENT

We have appointed Corporate Stock Transfer, Inc., at 3200 Cherry Creek Drive, Suite 430, Denver, Colorado 80209. The phone number is (303) 282-4800.

STOCK OPTIONS

We have issued options in connection with certain agreements for compensation to employees. The Company's options allow the holder to purchase one share of the Company's common stock at a specified price. Options to purchase a total of 3,044,500 shares of common stock, at prices ranging from $0.23 to $1.00 per share, were outstanding at June 30, 2005. The weighted average fair value at the date of grant of the outstanding options approximated $0.39.

FORM S-8 REGISTRATION STATEMENT

On April 21, 2005, the Company registered, under the plan mentioned above, 800,000 shares of common stock under Form S-8, whereby services are obtained in exchange for issuance of stock. As of June 30, 2005, 708,838 shares remain available under this registration which may be awarded until March 1, 2010.


                            SELLING SECURITY HOLDERS

As of June 30, 2005, we have a total of 3,378,376 shares of 3% Series A Convertible Preferred Stock. This preferred stock is convertible on a one-for-one basis into common stock. We plan to register all 3,378,376 common shares in this offering for the conversion of the preferred shares.

In connection with our issuance of 3,378,376 shares of 3% Series A Convertible Preferred Stock, we issued a total of 1,013,525 warrants, which are exercisable at $0.55 per share for a period of five years from the date of issuance. In addition, 337,837 warrants exercisable at $0.37 and 101,352 warrants exercisable at $0.55 per share for a period of five years from the date of issuance were issued as finder fees in connection with this transaction. All of the shares underlying these warrants are being registered in this offering.

Finally, we have a total of 1,262,500 warrants exercisable at amounts ranging from $0.20 to $0.26, which have been issued to various persons and entities over a period of several years and are subject to registration rights. All of the shares underlying these warrants are being registered in this offering.

We sold these preferred shares to the following persons and entities, whom we refer to as the "initial purchasers," in a transaction exempt from the registration requirements of the federal securities laws:

         - up to 270,270 shares issuable upon the conversion of preferred stock to Roger Weissenberg;

         - up to 135,135 shares issuable upon the conversion of preferred stock to Frank Kramer;

         - up to 270,270 shares issuable upon the conversion of preferred stock to Sam Nevel, IRA; Voting and investment control is held by Sam Nevel.

         - up to 1,351,350 shares issuable upon the conversion of preferred stock to David J. Schack Children Irrevocable Trust; Voting and investment control is held by David J. Schack.

         - up to 270,270 shares issuable upon the conversion of preferred stock to David J. Schack;

         - up to 67,568 shares issuable upon the conversion of preferred stock to Maureen C. Strutz, IRA; Voting and investment control is held by Maureen C. Strutz.

         - up to 67,568 shares issuable upon the conversion of preferred stock to Capital City Partners, LLC; Voting and investment control is held by Tim Crawford.

         - up to 135,135 shares issuable upon the conversion of preferred stock to 12 Squared Partners, LLC; Voting and investment control is held by Barry Zemel.

         - up to 135,135 shares issuable upon the conversion of preferred stock to Abraham Weintraub;

         - up to 270,270 shares issuable upon the conversion of preferred stock to William Bower;

         - up to 270,270 shares issuable upon the conversion of preferred stock to Andy Sassine;

         - up to 67,567 shares issuable upon the conversion of preferred stock to John Gay;

         - up to 67,568 shares issuable upon the conversion of preferred stock to Dr. Brian Gray;

We sold these warrants to the following persons and entities, whom we refer to as the "initial purchasers," in a transaction exempt from the registration requirements of the federal securities laws:

         - up to 81,082 shares issuable upon the conversion of warrants to Roger Weissenberg;

         - up to 40,541 shares issuable upon the conversion of warrants to Frank Kramer;

         - up to 81,082 shares issuable upon the conversion of warrants to Sam Nevel, IRA; Investment control is held by Sam Nevel.

         - up to 405,410 shares issuable upon the conversion of warrants to David J. Schack Children Irrevocable Trust; Investment control is held by David J. Schack.

         - up to 81,082 shares issuable upon the conversion of warrants to David J. Schack;

         - up to 20,271 shares issuable upon the conversion of warrants to Maureen C. Strutz, IRA; Investment control is held by Maureen C. Strutz.

         - up to 98,270 shares issuable upon the conversion of warrants to Capital City Partners, LLC; Investment control is held by Tim Crawford.

         - up to 40,541 shares issuable upon the conversion of warrants to 12 Squared Partners, LLC; Investment control is held by Barry Zemel.

         - up to 40,541 shares issuable upon the conversion of warrants to Abraham Weintraub;

         - up to 81,082 shares issuable upon the conversion of warrants to William Bower;

         - up to 81,082 shares issuable upon the conversion of warrants to Andy Sassine;

         - up to 20,270 shares issuable upon the conversion of warrants to John Gay;

         - up to 20,271 shares issuable upon the conversion of warrants to Dr. Brian Gray;

         - up to 52,000 shares issuable upon the conversion of warrants to 1st Bridgehouse Securities, LLC.; Investment control is held by Howard Landers.

         - up to 309,189 shares issuable upon the conversion of warrants to Joseph Smith;

         - up to 175,000 shares issuable upon the conversion of warrants to Robert Meshel;

         - up to 475,000 shares issuable upon the conversion of warrants to Visionare Systems, Inc.; Investment control is held by Greg Gill.

         - up to 96,904 shares issuable upon the conversion of warrants to Robert Schacter;

         - up to 24,226 shares issuable upon the conversion of warrants to Thomas Griesel;

         - up to 50,464 shares issuable upon the conversion of warrants to Eric Sloane;

         - up to 30,281 shares issuable upon the conversion of warrants to Bruce Goedde;

         - up to 10,625 shares issuable upon the conversion of warrants to Financial West Group; Investment control is held by Eric Sloane.

         - up to 400,000 shares issuable upon the conversion of warrants to Global Capital Funding Group, LP.; Investment control is held by Brad Thompson.

The initial purchasers represented to us that they would offer and sell the warrants to persons that they reasonably believed to be qualified buyers, as defined by Rule 144 under the Securities Act. The registration rights agreement that we have entered into with the initial purchasers requires us to file a shelf registration statement, of which this prospectus is a part, to register the resales by the selling securityholders of the shares of common stock issuable upon conversion of the warrants and preferred stock.

The selling security holders, which term includes their transferees, pledgees, donees and successors, may from time to time offer and sell pursuant to this prospectus any and all of the common stock issuable upon conversion of the warrants and preferred stock. Only those shares of common stock issuable upon conversion of the warrants and preferred stock listed below or in any supplement hereto may be offered for resale by the selling security holders pursuant to this prospectus.

PREFERRED STOCK AND WARRANTS

The following table sets forth information about the number of shares of preferred stock and principal amount of warrants and the number of shares of common stock issuable upon conversion of the preferred stock and warrants that may be offered for each selling security holder's account pursuant to this prospectus, in each case to the extent known to us as of the date of this prospectus. The number of shares of common stock shown in the table below assumes conversion of the full amount of the preferred stock and warrants held by such holder. To our knowledge none of the selling security holders has had a material relationship with us or any of our predecessors or affiliates within the past three years, except as described in this prospectus, a prospectus supplement or a post-effective amendment filed to the registration statement.

                                                                                            Percent of
                                          Percent of                           Record and   Record and
                             Record       Record       Preferred               Beneficial   Beneficial
                             Ownership    Ownership    Shares       Warrants   Ownership    Ownership
                             Prior to     Prior to     Offered      Offered    After        After
Name                         Offering(1)  Offering     for Sale     for Sale   Offering(1)  Offering
--------------------------   ----------   ----------   ----------   --------   ----------   ---------
Roger Weissenberg              357,000           2%       270,270     81,082      708,352         3%
Frank Kramer                   230,000           1%       135,135     40,541      405,676         1%
Sam Nevel, IRA                      --           --       270,270     81,082      351,352         1%
David J. Schack Children
  Irrevocable Trust #1              --           --     1,351,350    405,410    1,756,760         6%
David J. Schack                     --           --       270,270     81,082      351,352         1%
Maureen C. Sturtz, IRA              --           --        67,568     20,271       87,839        <1%
Capital City Partners, LLC          --           --        67,568     98,270      165,837         1%
12 Squared Partners, LLC       529,578           3%       135,135     40,541      705,254         2%
Abraham Weintraub                   --           --       135,135     40,541      175,676         1%
William Bower                  220,170           1%       270,270     81,082      571,522         2%
Andy Sassine                   462,025           3%       270,270     81,082      813,377         3%
John Gay                       228,400           1%        67,567     20,270      316,238         1%
Dr. Brian Gray                  17,000          <1%        67,568     20,271      104,839        <1%
1st Bridgehouse
  Securities, LLC                   --           --            --     52,000       52,000        <1%
Joseph A. Smith                     --           --            --    309,189      309,189         1%
Robert Meshel (2)               50,000          <1%            --    175,000      225,000         1%
Visionare Systems, Inc.             --           --            --    475,000      475,000         2%
Robert Schacter                     --           --            --     96,904       96,904        <1%
Thomas Griesel                      --           --            --     24,226       24,226        <1%
Eric Sloane                         --           --            --     50,464       50,464        <1%
Bruce Goedde                        --           --            --     30,281       30,281        <1%
Financial West Group                --           --            --     10,625       10,625        <1%
Global Capital Funding
  Group, LP                         --           --            --    400,000      400,000         2%
                             ---------         ----     ---------  ---------    ---------       ----
Total                        2,094,173          13%     3,378,376  2,715,214    8,187,763        29%
                             =========         ====     =========  =========    =========       ====

Total shares issuable on conversion of preferred stock 3,378,376. (3)

Total shares issuable on exercise of warrants 2,715,214. (3)

(1) Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities. The common shares being offered for resale which underlie the warrants and preferred stock are currently beneficially owned by the appropriate person or entity, but not owned of record.

(2) Robert Meshel is Miracor Diagnostics, Inc.'s corporate counsel.

(3) Information concerning other selling security holders of the common stock issuable upon conversion of preferred stock and warrants will be set forth in prospectus supplements and post-effective amendments filed to this registration statement from time to time, if and when necessary.

The above table has been prepared based upon information furnished to us by the selling security holders. Information concerning the selling security holders may change from time to time and, if necessary, we will supplement this prospectus accordingly. The selling security holders may offer some or all of their common stock pursuant to the offering contemplated by this prospectus.

                              PLAN OF DISTRIBUTION

The common stock issuable upon conversion of the warrants or preferred stock may be sold from time to time to purchasers:

         - directly by the selling security holders and their successors, which includes their transferees, pledgees or donees or their successors; or
         - through underwriters, broker-dealer or agents who may receive compensation in the form of discounts, concessions or commissions from the selling security holders. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

The selling security holders and any underwriters, broker-dealers or agents who participate in the distribution of the common stock issuable upon conversion of the warrants or preferred stock may be deemed to be "underwriters" within the meaning of the Securities Act. As a result, any profits on the sale of the common stock issuable upon the conversion of the warrants or preferred stock by selling security holders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and "underwriters" within the meaning of the Securities Act will be subject to prospectus deliver requirements of the Securities Act. If the selling security holders are deemed to be underwriters, the selling security holders may be subject to certain statutory liabilities, including, without limitation, liabilities under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. If the common stock issuable upon conversion of the warrants or preferred stock are sold through underwriters, broker-dealers or agents, the selling security holders will be responsible for underwriting discounts or commissions or agent's commissions.

The common stock issuable upon conversion of the warrants or preferred stock may be sold in one or more transactions at:

         -        fixed prices;
         -        prevailing market prices at the time of sale;
         -        varying prices determined at the time of sale; or
         -        negotiated prices.

These sales may be effected in transactions:

         - on any securites exchange or quotation service on which the common stock issuable upon conversin of the warrants or preferred stock my be listed or quoted at the time of the sale;
         -        in the over-the-counter market;
         - otherwise than on such exchanges or services or in the over-the-counter market; or
         -        through short sales.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sales of common stock issuable upon conversion of the warrants or preferred stock or otherwise, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or other financial institutions may in turn engage in short sales of the common stock issuable upon conversion of the warrants or preferred stock in the course of hedging their positions. The selling security holders may also sell the common stock issuable upon conversion of the warrants or preferred stock short and deliver the common stock issuable upon conversion of the warrants or preferred stock to close out short positions, or loan or pledge the common stock issuable upon conversion of the warrants or preferred stock to broker-dealers that in turn may sell the common stock issuable upon conversion of the warrants or preferred stock.

To our knowledge, there are currently no plans, arrangements or understandings between any selling security holders and any underwriter, broker-dealer or agent regarding the sale of the common stock issuable upon conversion of the warrants or preferred stock.

At the time a particular offering is made, if required, a prospectus supplement or a post-effective amendment filed to this registration statement will be distributed, which will set forth the names of the selling security holders, the aggregate amount and type of securities being offered, the price at which the securities are being sold and other material terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions, concessions and other terms constituting compensation from the selling security holders and any discounts, commissions or concessions allowed or reallowed to paid broker-dealers.

Our common stock trades on the NASD Bulletin Board under the symbol "MRDG". We do not intend to apply for listing of the warrants or preferred stock on any securities exchange or for inclusion of the warrants in any automated quotations system. The warrants are restricted securities which may not be sold except upon registration or an exemption therefrom. Accordingly, we do not anticipate the development of liquidity or any trading market for the warrants.

We cannot be certain that any selling security holder will sell any or all of the common stock issuable upon conversion of the warrants or preferred stock pursuant to this prospectus. Further, we cannot assure you that any such selling security holder will not transfer, devise or gift the common stock issuable upon conversion of the warrants or preferred stock by other means not described in this prospectus. In addition, any common stock issuable upon conversion of the warrants or preferred stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The common stock issuable upon conversion of the warrants or preferred stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states common stock issuable upon conversion of the warrants or preferred stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The selling security holders and any other person participating in the sale of the common stock issuable upon conversion of the warrants or preferred stock will be subject to the Exchange Act. The Exchange Act rules include, without limitations Regulation M, which may limit the timing of purchases and sales of any of the common stock issuable upon conversion of the warrants or preferred stock by the selling security holders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common stock issuable upon conversion of the warrants or preferred stock and the ability of any person or entity to engage in market-making activities with respect to the common stock issuable upon conversion of the warrants or preferred stock. This may affect the marketability the underlying common stock of the warrants or preferred stock and the ability of any person or entity to engage in market-making activities with respect to the underlying common stock of the warrants or preferred stock.

We and the selling security holders have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the common stock issuable upon conversion of the warrants or preferred stock to the public, other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                                  LEGAL MATTERS

The validity of the common stock issuable upon conversion of the warrants or preferred stock offered by this prospectus has been passed upon for us by David Wagner & Associates, P.C., Greenwood Village, Colorado.

                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of Miracor Diagnostics, Inc. as of December 31, 2004, and for each of the years in the two-year period ended December 31, 2004 have been incorporated by reference herein in reliance upon the reports of Tschopp, Whitcomb & Orr, P.A., Independent Certified Public Accountants.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. THE SELLING SECURITYHOLDERS ARE NOT MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS IS ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

                            MIRACOR DIAGNOSTICS, INC.


                                2,715,214 SHARES
              COMMON STOCK ISSUABLE UPON CONVERSION OF THE WARRANTS


                               3,378,376 SHARES OF
            COMMON STOCK ISSUABLE UPON CONVERSION OF PREFERRED STOCK


                                   PROSPECTUS


                                TABLE OF CONTENTS

About this Prospectus
Summary
Our Company
About Shares We are Registering
Key Facts
Risk Factors
Where You Can Find More Information
Forward Looking Statements
Use of Proceeds
Price Range of Common Stock
Dividend Policy
Description of Securities
Selling Security Holders
Plan of Distribution
Legal Matters
Independent Registered Public Accounting Firm

THE RESALE OF UP TO 6,093,590 SHARES OF COMMON STOCK OFFERED BY SELLING SHAREHOLDERS.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following tables sets forth the expenses in connection with the offering described in this registration statement, all of which shall be paid by us. All of such amounts (except the SEC Registration Fee) are estimated.

SEC Registration Fee                              $         323
Printing Costs                                            2,000
Legal Fees and Expenses                                  10,000
Accounting Fees and Expenses                              2,500
Miscellaneous                                               177
                                                  -------------
  Total                                           $      15,000
                                                  =============

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Incorporation provides for indemnification of personal liability of our Directors to the fullest extent permitted by Subsection (1) - (3) of
Section 16-10a-902 of the Utah Revised Business Corporation Act. Article VIII of the By-Laws of our ("By-Laws"), which is set forth below in its entirety, provides for indemnification of officers, directors, employees and agents substantially to the extent permitted under the Utah Revised Business Corporation Act.

                Article VIII of the By-Laws provides as follows:

                                 "ARTICLE VIII"

                                 INDEMNIFICATION

Section 1. Any person made a party to or involved in any civil, criminal or administrative action, suit or proceeding by reason of the fact that he or his testator or intestate is or was a Director, officer, or employee of the Corporation, or of any corporation which he, the testator, or intestate served as such at the request of the Corporation, shall be indemnified by the Corporation against expenses reasonably incurred by him or imposed on him in connection with or resulting from the defense of such action, suit, or proceeding and in connection with or resulting from any appeal thereon, except with respect to matters as to which it is adjudged in such action, suit or proceeding that such officer, Director, or employee was liable to the Corporation, or to such other corporation, for negligence or misconduct in the performance of his duty. As used herein the term "expense" shall include all obligations incurred by such person for the payment of money, including, without limitation, attorneys' fees, judgments, awards, fines, penalties, and amounts paid in satisfaction of judgment or in settlement of any such action, suit, or proceedings, except amounts paid to the Corporation or such other corporation by him.

A judgment or conviction whether based on plea of guilty or nolo contendere or its equivalent, or after trial, shall not of itself be deemed an adjudication that such Director, officer or employee is liable to the Corporation, or such other corporation, for negligence or misconduct in the performance of his duties. Determination of the rights of such indemnification and the amount thereof may be made at the option of the person to be indemnified pursuant to procedure set forth, from time to time, in the By-laws or by any of the following procedures:

         a) order of the Court or administrative body or agency having jurisdiction of the action, suit or proceeding

         b) resolution adopted by a majority of the quorum of the Board of Directors of the Corporation without counting in such majority any Directors who have incurred expenses in connection with such action, suit or proceeding

         c) if there is no quorum of Directors who have not incurred expenses in connection with such action, suit or proceeding, then by resolution adopted by the majority of the committee of stockholders and Directors who have not incurred such expenses appointed by the Board of Directors

         d) resolution adopted by a majority of the quorum of the Directors entitled to vote at any meeting; or

         e)       order of any Court having jurisdiction over the Corporation.

Any such determination that a payment by way of indemnification should be made will be binding upon the Corporation. Such right of indemnification shall not be exclusive of any other right which such Directors, officers and employees of the Corporation and the other person above mentioned may have or hereafter acquire, and without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any By-law, Agreement, vote of stockholders, provision of law, or otherwise in addition to their rights under this Article. The provisions of this Article shall apply to any member of any committee appointed by the Board of Directors as fully as though each person had been a Director, officer or employee of the Corporation.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expense incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The indemnification discussed herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, any Bylaw, agreement, vote of shareholders, or disinterested directors, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of our Company under to the preceding provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expense incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 16.   EXHIBITS

1.5 Certificate of Designation with respect to the 6% Cumulative Convertible Series A Preferred Stock (1)

3.1 Articles of Incorporation of Gold Probe, Inc. a Utah corporation, filed February 6, 1980 (2)

3.2 Certificate of Amendment to the Articles of Incorporation of Gold Probe, Inc. filed January 27, 1982 (2)

3.3 Certificate of Amendment to the Articles of Incorporation of Hailey Energy Corporation filed October 26, 1986 (2)

3.4 Certificate of Amendment to the Articles of Incorporation of Hailey Energy Corporation filed November 2, 1990 (2)

3.5 Certificate of Amendment to the Articles of Incorporation of Hailey Energy Corporation filed November 17, 1992 (2)

3.6 Certificate of Amendment to the Articles of Incorporation of Cytoprobe Corporation filed May 18, 1995 (3)

3.7 Certificate of Amendment to the Articles of Incorporation of Medical Device Technologies, Inc. filed December 14, 1995 (3)

3.8 Certificate of Amendment to the Articles of Incorporation of Medical Device Technologies, Inc. filed January 17, 1996 (4)

3.9 Certificate of Amendment to the Articles of Incorporation of Medical Device Technologies, Inc. filed January 19, 1996 (4)

3.10     By-Laws of Medical Device Technologies, Inc. (2)

3.11 Certificate of Amendment to the Articles of Incorporation of Medical Device Technologies, Inc. filed August 5, 1999. (5)

3.12     By-Laws of Miracor Diagnostics, Inc. dated March, 2000. (5)

3.13 Amended and Restated By-Laws of Miracor Diagnostics, Inc., dated November 11, 2002. (7)

4.1 Specimen certificate for 6% Cumulative Convertible Series A Preferred Stock (1)

4.2 Form of Representative's Warrant Agreement, including form of Specimen Certificate for Representative's Warrant. (1)

4.3 Form of Warrant Agreement dated October 31, 1994 by and between the Company and the holders of the 1994 Unit Warrants for the purchase of 259,375 shares. (2)

4.6 Form of Stock Purchase Warrant dated April 13, 2000 between the Company and Swartz Private Equity, LLC. (5)

4.7 Registration Rights Agreement dated April 13, 2000 between the Company and Swartz Private Equity, LLC related to the registration of shares.
         (5)

4.8 Form of Common Stock Purchase Warrant dated June 17, 2003 between the Company and Global Capital Funding Group, LP. (8)

4.9      Specimen Form of Common Stock Purchase Warrant dated June 11, 2003. (8)

4.10 Certificate of the Designations, Powers, Preferences and Rights of Series A Preferred Stock. (9)

4.11     Form of Common Stock Purchase Warrant. (9)

5.0      Opinion of Counsel, David Wagner & Associates, P.C.

10.1 Equity Purchase Agreement with Envision Open MRI, LLC, dated May 25, 2001. (6)

10.2 Equity Purchase Agreement with Envision Healthcare, LLC, dated May 25, 2001. (6)

10.3     Asset Purchase Agreement with U.S. Diagnostics, Inc, dated May 29,
         2001. (6)

10.4 Asset Purchase Agreement with Woodridge Open MRI, LLC, dated January 18, 2002. (6)

10.5 Capital Stock Purchase Agreement with South Coast Radiologists Holding, Inc., dated December 3, 2002. (7)

10.6 Partnership Interest Purchase Agreement with PG Diagnostic Imaging, LLC, dated December 3, 2002. (7)

10.7 Asset Purchase Agreement with New View Diagnostics, Inc., dated December 13, 2002. (7)

10.8     Unit Purchase Agreement for Series A Preferred Stock. (9)

23.1 Consent of Tschopp, Whitcomb & Orr, P.A., Independent Certified Public Accountants

23.2     Consent of David Wagner & Associates, P.C.


-------------------------------

(1) Previously filed as an exhibit to Registration Statement on Form S-1, dated June 24, 1996, registration no. 333-02727 .
(2) Previously filed as an exhibit to Registration Form S-3, dated May 15, 1996, Registration no. 333-1150.
(3) Previously filed as an exhibit to the Company's Form 8-K Report dated January 15, 1996
(4) Previously filed as an exhibit to the Company's Form 8-K Report dated January 31, 1996
(5) Previously filed as an exhibit to the Company's Form SB-2, dated June 15, 2000, Registration no. 333-39406.
(6) Previously filed as an exhibit to the Company's Annual Report Form 10-KSB Report dated March 29, 2002.
(7) Previously filed as an exhibit to the Company's Annual Report Form 10-KSB Report dated March 30, 2003.
(8) Previously filed as an exhibit to the Company's Annual Report Form 10-KSB Report dated March 30, 2004.
(9) Previously filed as an exhibit to the Company's Form 8-K Report dated July 26, 2004.

ITEM 17.  UNDERTAKINGS.

      The undersigned Registrants hereby undertake:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act").

                  (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effect amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

                  (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement.

       provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to
       Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of a Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on August 16, 2005.

MIRACOR DIAGNOSTICS, INC.

      SIGNATURE                          TITLE                       DATE
      ---------                          -----                       ----

/s/ M. Lee Hulsebus          Chairman of the Board,              August 16, 2005
------------------------     Chief Executive Officer
    M. Lee Hulsebus

/s/ Robert S. Muehlberg      President,                          August 16, 2005
------------------------     Chief Operating Officer
    Robert S. Muehlberg

/s/ Ross S. Seibert          Chief Financial and Accounting      August 16, 2005
------------------------     Officer
    Ross S. Seibert

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacity and on the date indicated.

MIRACOR DIAGNOSTICS, INC.

      SIGNATURE                      TITLE                            DATE
      ---------                      -----                            ----

/s/ M. Lee Hulsebus         Chairman of the Board,               August 16, 2005
------------------------    Chief Executive Officer
    M. Lee Hulsebus

/s/ Robert S. Muehlberg     President,                           August 16, 2005
------------------------    Chief Operating Officer
    Robert S. Muehlberg

/s/ Ross S. Seibert         Chief Financial and Accounting       August 16, 2005
------------------------    Officer
    Ross S. Seibert

/s/ Don L. Arnwine          Director                             August 16, 2005
------------------------
    Don L. Arnwine

/s/ Stephen A McConnell     Director                             August 16, 2005
------------------------
    Stephen A McConnell

                                INDEX TO EXHIBITS

1.5 Certificate of Designation with respect to the 6% Cumulative Convertible Series A Preferred Stock (1)

3.1 Articles of Incorporation of Gold Probe, Inc. a Utah corporation, filed February 6, 1980 (2)

3.2 Certificate of Amendment to the Articles of Incorporation of Gold Probe, Inc. filed January 27, 1982 (2)

3.3 Certificate of Amendment to the Articles of Incorporation of Hailey Energy Corporation filed October 26, 1986 (2)

3.4 Certificate of Amendment to the Articles of Incorporation of Hailey Energy Corporation filed November 2, 1990 (2)

3.5 Certificate of Amendment to the Articles of Incorporation of Hailey Energy Corporation filed November 17, 1992 (2)

3.6 Certificate of Amendment to the Articles of Incorporation of Cytoprobe Corporation filed May 18, 1995 (3)

3.7 Certificate of Amendment to the Articles of Incorporation of Medical Device Technologies, Inc. filed December 14, 1995 (3)

3.8 Certificate of Amendment to the Articles of Incorporation of Medical Device Technologies, Inc. filed January 17, 1996 (4)

3.9 Certificate of Amendment to the Articles of Incorporation of Medical Device Technologies, Inc. filed January 19, 1996 (4)

3.10     By-Laws of Medical Device Technologies, Inc. (2)

3.11 Certificate of Amendment to the Articles of Incorporation of Medical Device Technologies, Inc. filed August 5, 1999. (5)

3.12     By-Laws of Miracor Diagnostics, Inc. dated March, 2000. (5)

3.13 Amended and Restated By-Laws of Miracor Diagnostics, Inc., dated November 11, 2002. (7)

4.1 Specimen certificate for 6% Cumulative Convertible Series A Preferred Stock (1)

4.2 Form of Representative's Warrant Agreement, including form of Specimen Certificate for Representative's Warrant. (1)

4.3 Form of Warrant Agreement dated October 31, 1994 by and between the Company and the holders of the 1994 Unit Warrants for the purchase of 259,375 shares. (2)

4.6 Form of Stock Purchase Warrant dated April 13, 2000 between the Company and Swartz Private Equity, LLC. (5)

4.7 Registration Rights Agreement dated April 13, 2000 between the Company and Swartz Private Equity, LLC related to the registration of shares.
         (5)

4.8 Form of Common Stock Purchase Warrant dated June 17, 2003 between the Company and Global Capital Funding Group, LP. (8)

4.9      Specimen Form of Common Stock Purchase Warrant dated June 11, 2003. (8)

4.10 Certificate of the Designations, Powers, Preferences and Rights of Series A Preferred Stock. (9)

4.11     Form of Common Stock Purchase Warrant. (9)

5.0      Opinion of Counsel, David Wagner & Associates, P.C.

10.1 Equity Purchase Agreement with Envision Open MRI, LLC, dated May 25, 2001. (6)

10.2 Equity Purchase Agreement with Envision Healthcare, LLC, dated May 25, 2001. (6)

10.3     Asset Purchase Agreement with U.S. Diagnostics, Inc, dated May 29,
         2001. (6)

10.4 Asset Purchase Agreement with Woodridge Open MRI, LLC, dated January 18, 2002. (6)

10.5 Capital Stock Purchase Agreement with South Coast Radiologists Holding, Inc., dated December 3, 2002. (7)

10.6 Partnership Interest Purchase Agreement with PG Diagnostic Imaging, LLC, dated December 3, 2002. (7)

10.7 Asset Purchase Agreement with New View Diagnostics, Inc., dated December 13, 2002. (7)

23.1 Consent of Tschopp, Whitcomb & Orr, P.A., Independent Certified Public Accountants

23.2     Consent of David Wagner & Associates, P.C.


-------------------------------

(1) Previously filed as an exhibit to Registration Statement on Form S-1, dated June 24, 1996, registration no. 333-02727 .
(2) Previously filed as an exhibit to Registration Form S-3, dated May 15, 1996, Registration no. 333-1150.
(3) Previously filed as an exhibit to the Company's Form 8-K Report dated January 15, 1996
(4) Previously filed as an exhibit to the Company's Form 8-K Report dated January 31, 1996
(5) Previously filed as an exhibit to the Company's Form SB-2, dated June 15, 2000, Registration no. 333-39406.
(6) Previously filed as an exhibit to the Company's Annual Report Form 10-KSB Report dated March 29, 2002.
(7) Previously filed as an exhibit to the Company's Annual Report Form 10-KSB Report dated March 30, 2003.
(8) Previously filed as an exhibit to the Company's Annual Report Form 10-KSB Report dated March 30, 2004.
(9) Previously filed as an exhibit to the Company's Form 8-K Report dated July 26, 2004.